Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 7, 2025

HURCO REPORTS FIRST QUARTER RESULTS FOR FISCAL YEAR 2025

INDIANAPOLIS, INDIANA – March 7, 2025 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the first fiscal quarter ended January 31, 2025. Hurco recorded a net loss of $4,320,000, or $0.67 loss per diluted share, for the first quarter of fiscal year 2025, which included a non-cash tax valuation allowance of $2,385,000 recorded in provision for income taxes, compared to a net loss of $1,648,000, or $0.25 loss per diluted share, for the corresponding period in fiscal year 2024.

Sales and service fees for the first quarter of fiscal year 2025 were $46,414,000, an increase of $1,355,000, or 3%, compared to the corresponding prior year period, and included an unfavorable currency impact of $434,000, or 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “We continue to navigate the global markets and changing demand for machine tools to fulfill the needs of our customers.  This quarter saw strong demand for our more competitively priced Hurco (VM) machines, Milltronics toolroom lathes and vertical milling machines, as well as Takumi horizontal machines, with year-over-year, first quarter sales increasing by 3% overall, with notable strength in the Americas, where sales grew by 9%, and in the Asia Pacific region, where sales grew 18%.  While overall sales increased, order volume in the U.S. softened as some customers appeared to delay capital investments amid broader economic uncertainty.  However, our commitment to financial discipline and optimizing operations and working capital have resulted in a significant addition to our cash position and efficient management of inventory levels.  While market cycles present challenges, our diverse product portfolio, global reach, and financial strength ensure that we remain a trusted partner, ready to provide customers with the machines they need—when they need them.”

The following table sets forth net sales and service fees by geographic region for the first fiscal quarter ended January 31, 2025, and 2024 (dollars in thousands):

	Three Months Ended
	January 31
	2025	2024	$ Change	% Change
Americas	$18,108	$16,650	$1,458	9%
Europe	21,614	22,750	(1,136)	(5)%
Asia Pacific	6,692	5,659	1,033	18%
Total	$46,414	$45,059	$1,355	3%

Sales in the Americas for the first quarter of fiscal year 2025 increased by 9%, compared to the corresponding period in fiscal year 2024, primarily due to an increased volume of shipments of Hurco and Milltronics machines. The increase in sales was mostly attributable to increased shipments of VM and toolroom machines, as well as lathes.

European sales for the first quarter of fiscal year 2025 decreased by 5%, compared to the corresponding period in fiscal year 2024, and included an unfavorable currency impact of 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The decrease in European sales for the first quarter of fiscal year 2025 was primarily attributable to a decreased volume of shipments of higher performance Hurco VMX machines and lathes in France and Italy, partially offset by increased shipments of higher-performance 5-axis Hurco machines in the United Kingdom and Milltronics vertical milling machines throughout the European region.  In addition to the decreased machine sales for the quarter, European sales also reflected a decline in shipment of accessories manufactured by our wholly owned subsidiary, LCM Precision Technology S.r.l. (“LCM”).

Asian Pacific sales for the first quarter of fiscal year 2025 increased by 18%, compared to the corresponding period in fiscal year 2024, and included an unfavorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in Asian Pacific sales primarily resulted from a higher volume of shipments of Hurco and Takumi machines in China and India.

Orders for the first quarter of fiscal year 2025 were $40,085,000, a decrease of $10,133,000, or 20%, compared to the corresponding period in fiscal year 2024, and included an unfavorable currency impact of $374,000, or less than 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the first fiscal quarter ended January 31, 2025, and 2024 (dollars in thousands):

	Three Months Ended
	January 31
	2025	2024	$ Change	% Change
Americas	$14,643	$20,796	($6,153)	(30)%
Europe	19,370	23,535	(4,165)	(18)%
Asia Pacific	6,072	5,887	185	3%
Total	$40,085	$50,218	($10,133)	(20)%

Orders in the Americas for the first quarter of fiscal year 2025 decreased by 30%, compared to the corresponding period in fiscal year 2024, primarily due to decreased customer demand for Hurco and Milltronics machines, particularly the higher-performance VMX machines.

European orders for the first quarter of fiscal year 2025 decreased by 18%, compared to the corresponding prior year period, and included an unfavorable currency impact of 1%, when translating foreign orders to U.S. dollars. The decrease in orders was driven primarily by decreased customer demand for electro-mechanical components and accessories manufactured by our wholly-owned subsidiary, LCM, as well as decreased customer demand for Hurco and Takumi machines in France and Italy.  The decrease in Hurco machines was primarily due to decreased demand for higher-performance VMX and 5-axis machines.

Asian Pacific orders for the first quarter of fiscal year 2025 increased by 3%, compared to the corresponding prior year period, and included an unfavorable currency impact of 2%, when translating foreign orders to U.S. dollars. The increase in Asian Pacific orders was driven primarily by an increase in customer demand for Hurco machines in China, partially offset by decreased customer demand for Hurco and Takumi machines in India.

Gross profit for the first quarter of fiscal year 2025 was $8,290,000, or 18% of sales, compared to $9,695,000, or 22% of sales, for the corresponding prior year period. The year-over-year decrease in gross profit as a percentage of sales was primarily due to the lower volume of sales of vertical milling machines in the Americas and Europe where we typically sell more of our higher-performance VMX series machines and lathes. Additionally, gross profit was negatively impacted by the allocation of fixed costs on lower margin sales and lower production volumes.

Selling, general, and administrative expenses for the first quarter of fiscal year 2025 were $10,382,000, or 22% of sales, compared to $11,515,000, or 26% of sales, in the corresponding fiscal year 2024 period, and included a favorable currency impact of $84,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year reduction in selling, general and administrative expenses for the quarter reflected lower levels of discretionary spending, reduced sales commissions, and reduced employee health insurance costs.

Income tax expense for the first quarter of fiscal year 2025 was $2,041,000, compared to an income tax benefit of $601,000, for the corresponding prior year period. The year-over-year change was primarily due to a $2,385,000 non-cash valuation allowance recorded on our Italian, U.S. and China deferred tax assets, as well as changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, and discrete items related to unvested stock compensation. Because we have a valuation allowance recorded against our Italian, U.S. and China deferred tax assets, we did not record a tax benefit of $1,153,000 for our U.S., Italy and China pre-tax losses for the three months ended January 31, 2025. The valuation allowance recorded during the first quarter of fiscal 2025 reflected a full valuation allowance of the U.S. and Italian deferred tax assets and was recorded after evaluating changes to tax laws, statutory tax rates, and our cumulative three-year income (loss) levels for the U.S. and Italy for the first quarter of fiscal year 2025.

Cash and cash equivalents totaled $41,820,000 at January 31, 2025, compared to $33,330,000 at October 31, 2024. Working capital was $172,591,000 at January 31, 2025, compared to $180,788,000 at October 31, 2024. The decrease in working capital was primarily driven by decreases in inventories and accounts receivable, net, partially offset by an increase in cash and cash equivalents.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and the U.S., and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended January 31,
	2025	2024

	(unaudited)
Sales and service fees	$ 46,414	$ 45,059
Cost of sales and service	38,124	35,364
Gross profit	8,290	9,695
Selling, general and administrative expenses	10,382	11,515

Operating (loss) income	(2,092)	(1,820)
Interest expense	58	131
Interest income	94	156
Investment income	161	59
Other (expense) income, net	(384)	(513)
(Loss) income before taxes	(2,279)	(2,249)
(Benefit) provision for income taxes	2,041	(601)
Net (loss) income	($ 4,320)	($ 1,648)

(Loss) income per common share
Basic	($ 0.67)	($ 0.25)
Diluted	($ 0.67)	($ 0.25)
Weighted average common shares outstanding
Basic	6,459	6,483
Diluted	6,459	6,483

Dividends per share	$ -	$ 0.16

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended January 31,
Operating Data:	2025	2024

	(unaudited)
Gross margin	18%	22%
SG&A expense as a percentage of sales	22%	26%
Operating (loss) income as a percentage of sales	(5)%	(4)%
Pre-tax (loss) income as a percentage of sales	(5)%	(5)%
Effective tax rate	(90)%	27%
Depreciation and amortization	$ 710	$ 908
Capital expenditures	$ 556	$ 832

Balance Sheet Data:	1/31/2025	10/31/2024
Working capital	$ 172,591	$ 180,788
Days sales outstanding	50	49
Inventory turns	1.0	1.0
Capitalization
Total debt	--	--
Shareholders' equity	198,143	207,172
Total	$ 198,143	$ 207,172

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	January 31,	October 31,
	2025	2024
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 41,820	$ 33,330
Accounts receivable, net	28,355	36,678
Inventories	139,736	153,037
Derivative assets	525	323
Prepaid and other assets	6,119	5,209
Total current assets	216,555	228,577

Property and equipment:
Land	1,046	1,046
Building	7,381	7,381
Machinery and equipment	25,383	28,106
Leasehold improvements	4,248	4,667
	38,058	41,200
Less accumulated depreciation and amortization	(29,903)	(32,404)
Total property and equipment, net	8,155	8,796

Non-current assets:
Software development costs, less accumulated amortization	7,235	7,044
Intangible assets, net	722	763
Operating lease - right of use assets, net	11,443	11,313
Deferred income taxes	617	1,349
Investments	8,414	8,216
Other assets	2,690	2,585
Total non-current assets	31,121	31,270

Total assets	$ 255,831	$ 268,643

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 22,322	$ 24,951
Customer deposits	3,228	4,308
Derivative liabilities	1,817	705
Operating lease liabilities	3,881	3,829
Accrued payroll and employee benefits	6,266	7,786
Accrued income taxes	1,451	866
Accrued expenses	4,013	4,258
Accrued warranty expenses	986	1,086
Total current liabilities	43,964	47,789

Non-current liabilities:
Deferred income taxes	49	53
Accrued tax liability	537	537
Operating lease liabilities	7,917	7,852
Deferred credits and other	5,221	5,240
Total non-current liabilities	13,724	13,682

Commitment and contingencies	-	-

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,644,286 and 6,548,838 shares issued and 6,483,990 and 6,435,624 shares outstanding, as of January 31, 2025 and October 31, 2024, respectively	648	644
Additional paid-in capital	61,728	61,500
Retained earnings	157,102	161,422
Accumulated other comprehensive loss	(21,335)	(16,394)
Total shareholders' equity	198,143	207,172

Total liabilities and shareholders' equity	$ 255,831	$ 268,643